Exhibit 4.14

Execution Version

AMENDMENT TO ENGAGEMENT LETTER

This Amendment (this “Amendment”) is made and entered into as of January 25, 2024 (the “Amendment Effective Date”) by and between Maxim Group LLC (“Maxim”) and Psyence Group Inc (the “Company”).

RECITALS

WHEREAS, Maxim and the Company are party to that certain Engagement Letter dated as of April 28, 2023 (the “Engagement Letter”);

WHEREAS, the Company has entered into that certain Amended and Restated Business Combination Agreement, dated as of July 31, 2023 (as may be amended from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, the “Transaction”) with Psyence Biomed II Corp. (including any affiliates thereof, “Psyence”) and certain other parties. For the avoidance of doubt, for purposes hereof, all references to “the Company” herein shall also refer to any successor entity to The Company following the Transaction. For the avoidance of doubt, following the Transaction with Psyence, for purposes hereof, all references to the “Company” herein shall also refer to “Psyence Biomedical Ltd.”, the public entity subsidiary of the Company (the “Successor”);

WHEREAS, in connection with the Business Combination Agreement and the closing of the Transaction (the “Closing”), Maxim and the Company desire to amend the Engagement Letter to modify the Transaction Fee (as defined below) payable by the Company to Maxim pursuant to the Engagement Letter as amended hereby; and

WHEREAS, Section 12 of the Engagement Letter provides that the Engagement Letter may not be amended or modified except in writing signed by each party thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and by their signatures to this Amendment, Maxim and the Company hereby amend the Engagement Letter in the following manner:

1.            Definitions. Unless otherwise indicated herein, words and terms which are defined in the Engagement Letter shall have the same meaning when used in this Amendment without any definition included herein.

2.             Amendments to the Engagement Letter.

(a)               Section 3 of the Engagement Letter (Compensation) is hereby amended in its entirety to read as follows:

“1. Fee and Expenses. The Company shall pay Maxim a transaction fee (the “Transaction Fee”) in consideration for the services provided hereunder in an amount equal to 150,000 shares of common stock (the “Shares”) of the publicly listed post-business combination company (the “Post-Closing Company”) which shares shall be issued to Maxim (or its affiliated designee) in book entry form at the close of the Transaction and shall be duly authorized, validly issued, fully paid and non-assessable when issued. The Company agrees that it will use reasonable best efforts to file with the Securities and Exchange Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”) as promptly as practicable following the issuance thereof to Maxim (or its designee), and in any case within thirty (30) days of such issuance, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. The Company agrees to cause the Registration Statement, or another shelf registration statement that includes the Shares, to remain effective until the earliest of (i) the second anniversary of the date on which the Registration Statement is declared effective, (ii) the date on which Maxim ceases to hold any Shares covered by such Registration Statement, or (iii) the first date on which Maxim is able to sell all of its Shares issued hereunder under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

The fees described in this Section 3 are compensation for the Engagement, which consists of work directly related to the Transaction. Any work outside of the scope of the Engagement shall be subject to additional compensation as separately agreed by the parties hereto.”

(b)               Section 19 is hereby added to the Engagement Letter and it shall read as follows:

“Section 19. Lock-Up.

(a)           Maxim hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earliest of (x) one hundred eighty (180) days after the Closing; provided, however, that in the event that Purchaser (as defined in that certain Securities Purchase Agreement by and among Successor, and the other parties thereto, dated as of January 15, 2024 (as may be amended from time to time in accordance with the terms thereof, the “Securities Purchase Agreement”) delays investment of the Subscription Amounts (as defined in the Securities Purchase Agreement) with respect to the Second Tranche Note (as defined in the Securities Purchase Agreement) due to the occurrence of an event outlined in Section 2.1(b) of the Securities Purchase Agreement, such period shall be extended by 60 days or such earlier date as the deficiency is resolved, and (y) subsequent to the Closing, the date on which the Successor consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Successor’s shareholders having the right to exchange the common shares of the Successor for cash, securities or other property, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares issued or issuable to Maxim pursuant to this letter agreement as it may be amended from time to time (“Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities (I) by gift, will or intestate succession upon death, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, or (IV) to Successor in accordance with the requirements of the Business Combination Agreement; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Successor an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Section 19 applicable to Maxim, and there shall be no further transfer of such Restricted Securities except in accordance with such section. As used in this letter agreement as amended from time to time, the term “Permitted Transferee” shall mean: (A) if the holder is an individual, members of the holder’s immediate family (for purposes hereof, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse or domestic partner and siblings), (B) any trust for the direct or indirect benefit of the holder or the immediate family of the holder, (C) if the holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if the holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in the holder upon the liquidation and dissolution of the holder, and (E) to any affiliate of the holder. Maxim further agrees to execute such agreements as may be reasonably requested by Successor that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)           If any Prohibited Transfer is made or attempted contrary to the provisions of this Section 19, such purported Prohibited Transfer shall be null and void ab initio, and Successor shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 19, Successor may impose stop-transfer instructions with respect to the Restricted Securities of Maxim (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)           During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN ENGAGEMENT LETTER, DATED APRIL 28, 2023, AS AMENDED ON JANUARY 25, 2024, BY AND AMONG MAXIM GROUP LLC AND PSYENCE GROUP INC. (ALONG WITH ANY SUCCESSORS THERETO, THE “ISSUER”). A COPY OF THE ENGAGEMENT LETTER, AS AMENDED, WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)           In the event of any conflict or inconsistency between this Section 19 and any agreement between Maxim and the Company entered into prior to the Closing, this Section 19 shall control.

(e)           The parties hereto agree that irreparable damage would occur if any of the provisions contained in paragraphs (a) through (c) of this Section 19 (the “Lockup Provisions”) and the registration rights obligations set forth in Section 19 were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Lockup Provisions and such registration rights obligations or to enforce specifically the performance of the terms and provisions thereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(f)           Notwithstanding anything contained herein to the contrary, if any other lock-up agreement in existence on the date of the Closing is amended or modified, or any provision therein is waived, in such a manner that results in such lock-up agreement having less restrictive terms and conditions than those set forth in this Section 19, then, effective as of the amendment, modification or waiver of such other lock-up agreement, this Section 19 shall automatically be deemed to be amended or modified to reflect the terms and conditions contained in the amendment, modification or waiver of such other lock-up agreement.”

3.            Continued Validity of Engagement Letter. Except as specifically amended hereby, the Engagement Letter shall remain in full force and effect and all of the rights and obligations under the Engagement Letter are affirmed. In the event of a conflict between this Amendment and the Engagement Letter, this Amendment shall control.

4.            Counterparts. This Amendment may be executed in two or more counterparts (including facsimile or “pdf” counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

MAXIM GROUP LLC

By:	/s/ Lester Brafman
Name:	Lester Brafman
Title:	CEO

PSYENCE GROUP INC

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO and Director